Alpha Metallurgical Resources, Inc.
Resource Extraction Payment Report
For the Year Ended December 31, 2023

Project (1)				Payments by Type (in U.S. Dollars) (3)
Resource Type	Extraction Method	Major Subnational Political Jurisdiction (2)	Country (2)	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvements	Community and Social Responsibility (4)	Total
Entity Level Payments			US	$75,700,000	$1,690,284	$—	$—	$—	$—	$—	$10,343,041	$87,733,325
Met Segment
C	U/O	US-VA	US	—	—	—	—	—	—	—	7,996,967	$7,996,967
C	U/O	US-WV	US	—	—	—	—	—	—	—	24,682,370	$24,682,370
All Other
C	U/O	US-WV	US	—	—	—	—	—	—	—	5,598,761	$5,598,761
Total Projects				$75,700,000	$1,690,284	$—	$—	$—	$—	$—	$48,621,139	$126,011,423

Government Payees		Payments by Type (in U.S. Dollars) (3)
	Country (2)	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvements	Community and Social Responsibility (4)	Total
United States Department of the Treasury	US	$75,700,000	$—	$—	$—	$—	$—	$—	$4,749,133	$80,449,133
United States Department of Labor	US	—	1,690,284	—	—	—	—	—	—	$1,690,284
Office of Surface Mining Reclamation and Enforcement	US	—	—	—	—	—	—	—	1,983,409	$1,983,409
Pension Benefit Guarantee Corporation	US	—	—	—	—	—	—	—	6,910,772	$6,910,772
Internal Revenue Service	US	—	—	—	—	—	—	—	34,865,698	$34,865,698
Casa Cantonale AVS	CH	—	—	—	—	—	—	—	112,127	$112,127
Total Government Payees		$75,700,000	$1,690,284	$—	$—	$—	$—	$—	$48,621,139	$126,011,423

(1) Projects are defined and presented based on three underlying criteria including 1) the type(s) of resource being commercially developed, 2) the method(s) of extraction, and 3) the major subnational political jurisdiction where the commercial development of the resource is taking place. For payments made with respect to obligations levied at the entity level, no project is required. Such payments are presented as "Entity Level Payments."
(2) Major subnational political jurisdiction and country are presented based on codes established by the International Organization for Standardization ("ISO") in ISO 3166.
(3) Payments to U.S. federal government entities were made in U.S. dollars. Payments to foreign governmental entities were made in local currency (Swiss Franc) and translated to U.S. dollars based on the exchange rate at the time of payment.
(4) Payments include U.S. federal employer related payroll taxes, black lung excise taxes, reclamation fees, mine safety and health administration assessments, pension benefit guarantee corporation fees and Switzerland employer related payroll taxes.
C - Coal resource
U - Underground mine
O - Open-pit surface mine